Exhibit 10.1
NUTANIX, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Adopted and approved November 16, 2016
Nutanix, Inc. (the “Company”) believes that granting equity compensation to members of its Board of Directors (the “Board”, and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (this “Policy”) formalizes the Company’s policy regarding compensation for its Outside Directors, which shall consist entirely of equity grants. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2016 Equity Incentive Plan (as amended, the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director because of the equity awards such Outside Director receives under this Policy.
This Policy will be effective as of November 16, 2016.

1.	EQUITY COMPENSATION
Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards in addition to those covered under this Policy. All grants of Awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made as follows:

a.	No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

b.
Initial Awards. Subject to Section 11 of the Plan, each person who first becomes an Outside Director following the effective date of this Policy will, effective on the date such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, automatically be granted an award (an “Initial Award”) of restricted stock units (“RSUs”) with a total dollar value equal to $450,000 (the “Initial Award Value”); provided, however, that a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award. The number of Shares subject to an Initial Award will be calculated by dividing the Initial Award Value by the Per Share Value, rounded down to the nearest whole Share. Subject to the Outside Director continuing to be a Service Provider through the applicable vesting date, each Initial Award will vest as to one-third (1/3) of the RSUs subject to the Initial Award on each anniversary of the date of grant.

c.
Annual Awards. Subject to Section 11 of the Plan, on the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”) beginning with the 2017 Annual Meeting, each Outside Director will automatically be granted an award of RSUs (an “Annual Award”) with a total dollar value based on Board and other service as follows (such resulting total dollar value, the “Annual Award Value”), provided, however, that an Annual Award will not be granted to any Outside Director who is not continuing as a Director following the applicable Annual Meeting:

Board Member:	$255,000

Committee Awards:	Chair	Member
Audit	$20,000	$10,000
Compensation	$15,000	$7,500
Nominating and Governance	$10,000	$5,000
The number of Shares subject to an Annual Award will be calculated by dividing the applicable Annual Award Value by the Per Share Value, rounded down to the nearest whole Share.
Each Annual Award will vest in full on the earlier of (i) the day prior to the next Annual Meeting held after the date of grant or (ii) the one-year anniversary of the date of grant, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
Notwithstanding the vesting schedules above, in the event of a Change in Control, each Initial Award and Annual Award may be subject to accelerated vesting in accordance with Section 14(d) of the Plan.

d.
Per Share Value. For purposes of this Policy, “Per Share Value” means, with respect to one Share, the average of the closing trading price of a Share for the 30-day trading period ending on the last trading day immediately prior to the grant date, or such other methodology as the Board may determine prior to an Award becoming effective.

2.	TRAVEL EXPENSES
Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

3.	ADDITIONAL PROVISIONS
All provisions of the Plan that are not inconsistent with this Policy will apply to Awards granted to Outside Directors.

4.	REVISIONS
The Board may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board determines to make any such change or revision.